Exhibit 99.3

KOHLBERG CAPITAL CORPORATION (the “Company”)
STATEMENT REGARDING PREMIUMS PAID

   The Company has paid premiums under its single insured bond for the period from August 19, 2010 through August, 19 2011.

Kohlberg Capital Corporation

By: /s/ Michael I. Wirth
Dated: August 25, 2010	Michael I. Wirth
Chief Financial Officer